SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    --------
                                    FORM 8-K
                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934
                                  July 1, 1998
                Date of Report (Date of Earliest Event Reported)
                         MERCANTILE BANCORPORATION INC.
             (Exact Name of Registrant as Specified in its Charter)
                                    Missouri
                 (State or Other Jurisdiction of Incorporation)

                   1-11792                           43-0951744
           (Commission File Number)      (IRS Employer Identification No.)

                  P.O. Box 524
                  St. Louis, Missouri                             63166-0524
                  (Address of Principal Executive Offices)        (Zip Code)

                  (314) 425-2525
                  (Registrant's Telephone Number, including Area Code)


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ITEM 5.     OTHER EVENTS

      At its annual meeting of stockholders held on June 29, 1998, the stockholders of Firstbank of Illinois Co., a Delaware corporation ("Firstbank"), voted to approve and adopt an Agreement and Plan of Reorganization, dated January 30, 1998, between Mercantile Bancorporation Inc. ("MBI"), a Missouri corporation, Ameribanc, Inc., a Delaware corporation and wholly-owned subsidiary of MBI ("Ameribanc"), and Firstbank (the "Merger Agreement"). Pursuant to the Merger Agreement, Firstbank merged (the "Merger") with and into Ameribanc effective July 1, 1998. Pursuant to the Merger Agreement, each share of common stock, par value $1.00 per share, of Firstbank ("Firstbank Common Stock") was converted into the right to receive 0.8308 shares of common stock, par value $0.01 per share, of MBI ("MBI Common Stock"), with cash distributed in lieu of fractional shares, other than shares held by Firstbank, MBI or any of their respective subsidiaries (other than in a fiduciary capacity or as a result of debts previously contracted), which were cancelled. An aggregate of approximately 13,786,135 shares of MBI Common Stock will be issued in the Merger to former shareholders of Firstbank, inclusive of shares issuable upon exercise of options to purchase shares of MBI Common Stock into which outstanding options to purchase Firstbank Common Stock were converted in the Merger.

      The Merger was accounted for as a "pooling of interests" for accounting and financial reporting purposes. Under this method of accounting, the recorded assets, liabilities, stockholders' equity, income and expenses of MBI and Firstbank have been combined and reflected at their historical amounts. MBI's Registration Statement on Form S-4 (Registration No. 333-51329) sets forth certain additional information regarding the Merger, MBI and Firstbank.

      A copy of the press release issued by MBI announcing the closing of the Merger is attached hereto as Exhibit 99.1.

ITEM 7.     FINANCIAL STATEMENTS AND EXHIBITS

(a)   Financial statements of businesses acquired.

      Not applicable.

(b)   Pro forma financial information.

      Not applicable.

(c)   Exhibits.

      99.1  Press release


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                                    SIGNATURE

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunder duly authorized.

Dated:  July 16, 1998

                                    MERCANTILE BANCORPORATION INC.

                                    By:   /s/ Jon W. Bilstrom
                                    Name: Jon W. Bilstrom
                                    Title:  General Counsel and Secretary


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EXHIBIT INDEX

99.1       Press release.